Exhibit (p)(2)

HAHN CAPITAL MANAGEMENT, LLC

Introduction

Hahn Capital Management, LLC ("HCM"), is an Investment Adviser registered with the U.S. Securities and Exchange Commission – SEC File number 108-32487. This manual contains the written company policies and supervisory procedures of HCM and shall be followed by all officers, managers, and employees in the carrying out of their responsibilities with HCM. Its purpose is to help ensure that HCM conducts its business in compliance with all applicable federal and state laws, rules and regulations and in keeping with the highest level of professional and ethical standards.

HCM was founded in 1988 by Elaine F. Hahn. In 2004, HCM was converted from a wholly-owned LLC to a Member-Managed LLC and simultaneously distributed equity to Paul O. Javier (Director of Operations) and John D. Schaeffer (Director of Research). Subsequently, Michael Whitfield, Senior Research Analyst was admitted as a partner in January 2008.

Hahn Capital Management, LLC is 100% employee managed with three (3) Managing Members:

John D. Schaeffer. Hahn – President & CIO

Michael Whitfield – Director of Research & Portfolio Manager

Paul O. Javier – CCO & Director of Operations

Guidelines Only:

The information, policies and procedures provided within this manual represent guidelines to be followed by HCM's personnel and are not inclusive of all laws, rules and regulations that govern the activities of HCM.

Amendments:

HCM's Chief Compliance Officer, will review this manual at least annually, and amend it as appropriate, within a reasonable time after changes occur in federal and state securities laws, rules and regulations, and as changes occur in HCM's supervisory system. CCO will also conduct periodic assessments, at least annually, of its policies and procedures to understand and detect any risk to the firm's compliance policies and procedures. CCO will also revise and put in place controls to reasonably address risk(s) identified.

Questions:

Any questions concerning the policies and procedures contained within this manual or regarding any regulations should be directed to the appropriate supervisor, or to the Chief Compliance Officer.

Use of Manual:

All officers, managers and employees are required to read this manual and to sign an acknowledgement of receipt and acceptance of responsibilities assigned to them. Copies of this manual shall be maintained, either in written or electronic format, in the Main Office and at other locations where supervisory activities are conducted. Training sessions will be held at least once a year or as needed to review all compliance procedures. When changes occur, all personnel will be informed in writing, and when necessary, will undergo training.

Limitations on Use:

HCM is the sole owner of all rights to this manual and it must be returned to HCM immediately upon termination of employment. The information contained herein is confidential and proprietary and may not be disclosed to any third-party or otherwise shared or disseminated in any way without prior written approval of HCM.

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HAHN CAPITAL MANAGEMENT, LLC

Program Objective and Oversight Responsibilities

Securities and Exchange Commission Rule 206(4)-7

Objective:

Pursuant to the Securities and Exchange Commission Rule 206(4)-7, Hahn Capital Management, LLC ("HCM") has adopted and implemented policies and procedures that are reasonably designed to prevent violations of federal securities laws by HCM officers, managers and employees.

The policies and procedures manual provide HCM officers, managers and employees knowledge of the laws and regulations that govern investment advisers and adviser activities. The manual sets policies and procedures to ensure compliance with regulatory requirements by all HCM officers, managers and employees. All officers, managers and employees of HCM will receive a copy of HCM Company Policies and Procedures Manual which includes sections on SEC Rule 206(4)-7 and annually be required to acknowledge in writing receipt and review of the policies and procedures.

Terms:

Supervised and Access Persons: All officers, managers and employees of HCM are considered "Access Persons" and are required to comply with all policies and procedures in this manual.

HCM designates Elaine F. Hahn President & CIO, as Chief Compliance Officer ("CCO") with an effective date of October 1, 2004. Paul O. Javier, Director of Operations will serve as Associate Compliance Officer and assist the CCO in implementing compliance policies.

Effective October 1, 2008, HCM has designated Paul Javier, Director of Operations to concurrently serve as Chief Compliance Officer ("CCO"). HCM recognizes that HCM's compliance program was under the supervision and responsibility of Elaine F. Hahn, President, CIO & CCO, prior to the appointment and acceptance of Paul Javier as CCO with the aforementioned start date.

The CCO will oversee the preparation and updating of written policies and procedures. The CCO will also conduct periodic audits and assessments of the business being conducted by HCM's officers, managers and employees.

Specific duties of the CCO shall include, but are not limited to:

1)Preparing and updating, at least annually, written policies and procedures on behalf of HCM;

2)Conducting compliance training for new and existing officers, managers and employees, at least annually;

3)Drafting procedures to document the monitoring and testing of compliance through internal audits; and,

4)Implementing any policies needed to ensure that training and internal assessment procedures are updated to reflect changes in applicable laws, regulations and administrative positions.

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HAHN CAPITAL MANAGEMENT, LLC

Employee Code of Ethics and Professional Responsibilities

Code of Ethics Statement:

Hahn Capital Management, LLC ('HCM") is registered as an investment adviser with the Securities and Exchange Commission under the Investment Advisers Act of 1940. HCM is dedicated to providing effective and proper professional investment management services to a wide variety of institutional and individual advisory clients.

HCM's reputation is a reflection of the quality of our officers, managers and employees and their dedication to excellence in serving our clients. To ensure these qualities and dedication to excellence, our officers, managers and employees must possess the requisite qualifications of personal character, integrity, professionalism, experience, intelligence, and judgment necessary to effectively serve as investment management professionals.

All officers, managers and employees are expected to demonstrate the highest standards of moral and ethical conduct. Officers, managers and employees may not use their position, or the knowledge gained there from, to create a conflict between their personal interest and the interest of any HCM client. The general principals involved are stated in the following quote from the Securities and Exchange Commission:

"An investment advisor is a fiduciary. As such he owes his clients undivided loyalty, should not engage in any activity in conflict with the interest of any client, and should take the steps reasonably necessary to fulfill his fiduciary obligation. Thus, an investment advisor must not only refrain from effecting, on his own

behalf, securities transaction which is inconsistent with his fiduciary			obligation; he should		also	be
reasonably certain that persons associated with him		are not	improperly utilizing	the	information
which they obtain in the conduct of	the investment	advisory business in such manner		as	to adversely

affect the interest of clients or limit advisor's ability to fulfill his fiduciary obligations."

All officers, managers and employees that witnesses, observes and/or discovers any violation(s) of HCM's Code of Ethics should immediately report such violation(s) to the CCO.

Prohibited Acts:

All officers, managers and employees shall not in engage in the following acts:

1.Employing any device, scheme or artifice to defraud;

2.Making any untrue statement of a material fact;

3.Omitting to state a material fact necessary in order to make a statement, in light of the circumstances under which it is made, not misleading;

4.Engaging in any fraudulent or deceitful act, practice or course of business; or,

5.Engaging in any manipulative practices and rumor mongering.

Outside Business Activity and Employment:

Involvement by any officer, manager or employee in any outside employment or business activity, including Board participation, that is in direct conflict with the essential enterprise-related interests of the Company and where such outside employment or business activity would actually constitute a material and substantial disruption to the Company's operation, or divert the individual's time and attention away from his/her company responsibilities, is prohibited. Employees wishing to engage in outside employment or business activity must inform and receive approval from their immediate supervisor and the President.

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Favoritism & Gifts:

All officers, managers and employees may not seek or accept gifts, favors, preferential treatment, or valuable consideration of any kind offered from broker-dealers or other companies or persons involved in the securities industry because of their association with HCM in excess of $100.00. Any gift(s) received in excess value of $100 from any client(s), broker-dealers or other companies or persons involved in the securities industry must be reported and approved in writing by the Chief Compliance Officer or designated Supervisor. Gifts of cash may never be accepted or disbursed at any time. In addition, officers, managers and employees may attend business meals, sporting events and other entertainment events at the expense of a giver, as long as the expense is reasonable and the giver(s) and the officer(s), manager(s) and/or employee(s) are both present.

All officers, managers and employees are discouraged from disbursing individual gifts to clients, broker-dealers or to other companies and individuals in the securities industry.

In isolated cases that HCM deems disbursing gifts is appropriate, all gifts to client(s) or client(s) charitable organization of choice, broker-dealers, other companies and individuals in the securities industry should be pre-approved in writing by the CIO or CCO and may not exceed a total value of $500 for each gift and will be made in the name of HCM.

Political Contributions

Advisers Act rule 206(4)-5 is designed to curtail the influence of "pay to play" practices by investment advisers with respect to government entities, including all state and local governments, their agencies and instrumentalities, and all public pension plans and other collective government funds. This policy applies to political contributions to incumbents, candidates or successful candidates for elective office of a government entity if the office: (i) is directly or indirectly responsible for the hiring of HCM, or (ii) has the authority to appoint any person responsible for the hiring of HCM.

Advisers Act Rule 206(4)-5 defines a government entity as any state or political subdivision of a state, including: (a) any agency, authority, or instrumentality of the state or political subdivision; (b) a pool of assets sponsored or established by the state or political subdivision or any agency, authority or instrumentality thereof, including, but not limited to a "defined benefit plan" as defined in section 414(j) of the Internal Revenue Code (26 U.S.C. 414(j)), or a state general fund; (c) a plan or program of a government entity; and (d) officers, agents, or Employees of the state or political subdivision or any agency, authority or instrumentality thereof, acting in their official capacity. In addition, Advisers Act Rule 206(4)-5 defines contributions to include a gift, subscription, loan, advance, deposit of money or anything of value made for the purpose of influencing an election for a federal, state or local office, including any payments for debts incurred in such an election.

HCM as a firm will not make political contributions or otherwise endorse or support political parties, candidates and/or political action committees (PAC's) with the intent of directly or indirectly influencing any investment management relationship to avoid conflicts of interest with pay-to-play rules.

HCM does not prohibit officers, managers and employees from making political contributions. However, it is HCM's policy that officers, managers and employees of HCM must obtain pre-clearance for all contributions to federal, state, or municipal candidates for elected office, as well as political parties or political action committees (PACs). Such contributions will be approved as long as they are made in the name of the individual, and are in full compliance with Advisers Act Rule 206(4)-5 (including the applicable de minimis contribution threshold), and all other applicable local, state and federal laws. All officers, managers and employees must fill-out and get pre-approval (PC Form) from CIO, Director of Research (DR) or CCO prior to making a contribution. Contributions made by CIO must be approved by DR or CCO, DR by CIO or CCO and CCO by CIO or DR.

All officers, managers and employees of HCM are expressly prohibited from engaging in the following political contribution activities:

1.Asking another person or political action committee to:

a.Make a contribution to an elected official (or candidate for the official's position) who can influence the selection of HCM as an investment adviser; or

b.Make a payment to a political party of the state or locality where HCM is seeking to provide investment advisory services to such state or local government.

2.Directing or funding political contributions through third parties, such as spouses, lawyers or companies affiliated with HCM if such political contributions would violate this policy if done directly by the officer, manager or employee.

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Employees should carefully review the relationship between HCM and political parties, candidates, and causes to identify any potential conflicts of interest prior to making political contributions. If you have any question about whether a political contribution raises a conflict of interest that may implicate HCM, you must discuss such contributions with the Chief Compliance Officer prior to making the political contribution.

In accordance with the "look back" provision of Advisers Act Rule 206(4)-5, upon joining HCM, all officers, managers and directors will be required to disclose all political contributions made to: (i) state or local government officials (including candidates) as well as (ii) any payments to state or local political parties and political action committees during the 2 years prior to becoming an HCM employee.

Release of Information:

All officers, managers and employees may not release information (except to those concerned with the transactions) as to any portfolio changes proposed or in process, except:

1.Upon the completion of such changes; or,

2.When the disclosure results from the publications of a prospectus; or,

3.In conjunction with a regular report to shareholders or to government authority resulting in such information becoming public knowledge; or,

4.In conjunction with any report to which persons are entitled by reason or provisions of an investment management agreement or other similar document governing the operation of HCM.

Affirmative Action Policy:

HCM is committed to a policy of equal opportunity and to this end abides by all applicable federal, state, and local laws pertaining to non-discrimination and fair employment practices.

Accordingly, HCM, hires, trains, promotes and educates individuals without regard to race, color, religion, national or ethnic origin, age, disability, veteran status, sex, marital status, sexual orientation, gender identity or gender expression. HCM administers all personnel actions such as compensation, benefits, transfers, layoffs, return from layoffs, education, tuition assistance, and social and recreational programs without regard to race, color, religion, national or ethnic origin, age, disability, veteran status, sex, marital status, sexual orientation, gender identity or gender expression.

It is the policy of Hahn Capital Management, LLC to undertake affirmative action with the primary objective to treat all appointments and promotions in a manner free from discrimination. HCM is committed to a program of affirmative action with regard to members of certain groups as specified by the U.S. Department of Labor. HCM recruits, employs, and promotes qualified members of minority groups, women, handicapped individuals, special disabled veterans, and veterans.

The Managing Members of HCM are responsible for the implementation of all equal opportunity policies, and all affirmative action laws, regulations, and company guidelines.

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HAHN CAPITAL MANAGEMENT, LLC

*Attestation Form

I have received a copy of the Hahn Capital Management, LLC Code of Ethics Policy. I have read it and I understand it. As a condition of employment, I accept the Policy and I agree to follow the procedures outlined. I will comply with the personal investment prior approval and reporting requirements set forth therein. I authorize Hahn Capital Management, LLC to furnish the information contained in any report of securities transactions filed by me to such Federal and State agencies as may be required by law or applicable rules and regulations. However, except for these Federal & State requirements, the information contained in such reports shall be treated as confidential and may not be disclosed to anyone outside of Hahn Capital Management, LLC without consent.

_______________________________________

Name:

_______________________________________

Signature:

_______________________________________

Date:

* All personnel will be required to attest to HCM's Code of Ethics Policy on an annual basis

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HAHN CAPITAL MANAGEMENT, LLC

Insider and Personal Transaction Policies

Insider Trading:

Provisions of Section 204A

The anti-fraud provision of Section 206 of the Investment Advisers Act of 1940 are expressed generally in terms of prohibiting an investment adviser from defrauding his/her clients or prospective clients. However, the anti-fraud provisions of section 17(a) of the Securities Act of 1933 and Section 10(B) of the Securities Exchange Act of 1934 and Rule 10B-5 are expressed in all-embracing terms of defrauding any persons directly or indirectly in the offer or sale of any security or in connection with the purchase or sale of any security.

Section 204A of the Advisers Act requires that investment advisers establish, maintain and enforce written policies and procedures reasonably designed to prevent misuse of material, non-public information by the adviser or any person considered as an 'insider'.

All officers, managers and employees of HCM are prohibited from trading either personally or on behalf of others, on material, non-public information or communicating material, non-public information to others in violation of Section 204A.

All officers, managers and employees of HCM will annually sign an acknowledgement form (Exhibit A) they have read and understood and will comply in all respects with such policies.

Terms:

Insider: The term 'insider' refers to all officers, managers and employees of HCM.

Material Information: Information that a reasonable investor would most likely consider important in making their investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company's securities, regardless of whether the information related directly to the company's business. Information regarding, but not limited to: dividend changes; earnings estimates; changes in previously released earnings estimates; significant mergers or acquisition proposals or agreements; major litigation; liquidation problems; and extraordinary management developments.

Non-Public Information: Information that has not been effectively communicated to the marketplace.

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Personal Trading Policy:

Prior Approval of Personal Securities Transactions:

All officers, managers and employees must conduct their private transactions in such a way as to place the interests of HCM clients first and foremost. HCM requires advance approval by all HCM officers, managers and employees for ALL purchases or sales, including but not limited to securities held in any client(s) portfolio(s), those listed on the HCM focus list and/or securities listed as "restricted". The restricted list is disseminated weekly by the Director of Research to all officers, managers and employees. The prior approval requirement involves the completion of the Personal Securities Transaction Authorization Form (Exhibit B).

All officers, managers and employees are prohibited from purchasing or selling any securities for their personal account(s) or account(s) in which they have full or partial discretion for a period of not less than 24 hours following the completion of the transaction(s) for clients which a purchase or sale is intended.

All transactions must be approved by the Chief Investment Officer ("CIO") or the Director of Research ("DR"), prior to the execution of personal trade(s). A security authorization form must be completed for each transaction and signed by the CIO or DR prior to purchase or sale. If the CIO and DR are unavailable, the Chief Compliance Officer ("CCO") must approve transactions prior to the execution of personal trade(s). Transactions made by CIO, must be approved by the DR or CCO, and transaction by DR, must be approved by CIO or CCO prior to execution.

All officers, managers and employees are prohibited to "Short Sell" securities held in any client(s) portfolio(s), listed on the Hahn focus list and/or securities listed as "restricted".

In the event that a question is raised with the proposed transaction; the proposed transaction will be discussed and acted upon by the CIO or DR. In transactions involving the CIO, the proposed transaction shall be discussed and acted upon by the DR or CCO. In transactions involving the DR, the proposed transaction shall be discussed and acted upon by the CIO or CCO.

All officers, managers and employees must submit the following to the CCO:

1)A paper or electronic copy of current account(s) holdings for personal and account(s) in which they have full or partial discretion no later than ten (10) days after hired date and at the end of each calendar year;

2)A paper or electronic copy of monthly account(s) statements for personal and account(s) in which they have full or partial discretion;

3)A quarterly summary transaction report (Exhibit C) associated with their account(s) no later than 15 business days after each quarter;

4)All records of employee transactions are maintained in a lock filing cabinet located in the CCO's office. The CCO will review each report on a quarterly basis.

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Personal Trading Violation Policy:

If any officer, manager or employee fails to get pre-clearance for a purchase in any account(s) they own or have full or partial discretion, the security must be immediately sold and if a gain results, the officer, manager or employee must donate to charity and if a loss, the officer, manager or employee must take the loss.

If any officer, manager or employee fails to get pre-clearance for a sale in any account(s) they own or have full or partial discretion, the security must be immediately purchased back and if a gain results, the officer, manager or employee must donate to charity and if a loss, the officer, manager or employee must take the loss.

HCM Partners reserves the right to impose additional disciplinary and/or monetary sanctions consistent with its Sanction Policy against officers, managers and employees who have repeated or continuing violations of the Personal Trading Policy.

All officers, managers and employees that witnesses, observes and/or discovers any violation(s) to HCM's personal trading policy should report to the CCO or CIO for immediate action.

IPO & Private Placement Policy:

All officers, managers and employees wanting to participate in IPO's and Private Placements must get prior approval from the CCO, CIO or a designated supervisor.

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Exhibit A

HAHN CAPITAL MANAGEMENT, LLC

PERSONAL ACCOUNT TRADING POLICIES

All employees, officers, and managers of Hahn Capital Management, LLC must abide by the following trading policies as it relates to purchasing or selling securities for personal accounts in which they have full or partial discretion:

Company officers, managers and employees must not buy or sell any securities for their personal account(s) or account(s) they have full or partial discretion for a period of not less than 24 hours following the completion of the transaction(s) for clients of Hahn Capital Management, LLC for which purchase or sale is intended.

All transactions in personal accounts for which an employee or manager of Hahn Capital Management, LLC has discretion must be approved by the CCO or designated representative prior to the execution of personal trade(s). A security authorization form must be completed for each transaction and signed by the CCO or designated representative prior to purchase or sale.

All officers, managers and employees of Hahn Capital Management, LLC, must provide the Chief Compliance Officer copies of monthly brokerage statements associated with all personal account(s) or account(s) they have full or partial discretion no later than 15 days following the last day of each month. CCO will review these statements on a regular basis to insure compliance with all company trading policies. All officers, managers and employees will be required to provide to the CCO a quarterly summary report listing all of the transactions for that period.

Signature of Officer/Manager/Employee Acknowledging Compliance with Trading Policies:

__________________________Name

__________________________Date

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Exhibit B

PERSONAL SECURITIES TRADING REQUEST AND

AUTHORIZATION FORM

Employee/Associate Name: ______________________	Date: ___________________

I hereby request authorization to purchase/sell the following securities transaction(s):

Name of Company and Ticker Symbol: _______________________________________

Type of Order: Buy ____ Sell_____ Exchange_____ Tender _____ Other_____ (explain)

Price: Market___ Limit___ Stop ___ Number of Shares __________________________

Filled Price: _____________________ Time Filled: _____________________________

Broker/Dealer: _________________________ Bank: ____________________________

Type of Account: Individual __________ Joint __________ Other __________ (explain)

Account No. _________________________________________

This transaction is for investment purposes and to the best of my knowledge will comply with the applicable personal trading provisions contained in Hahn Capital Management, LLC's Personal Trading Policies and Guidelines.

_________________________________________

Signature of Associate/Employee

The above transaction is approved based on the information provided above and must be completed within 10 business days from the date of approval. If the transaction has not been competed in whole or in part, it may be extended at the discretion of Hahn Capital Management's CIO upon written request by associate/employee.

_______________________________	______________________________
Signature of CIO, DR or CCO	Date

The above transaction is disapproved for the following reasons:

________________________________________________________________________

______________________________________________________________________

_______________________________	______________________________
Signature of CIO, DR or CCO	Date
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Exhibit C

Quarterly Personal Securities Transaction Report

To: John Schaeffer, President /CIO

From: _______________________________

Employee/Associate Name

RE: Report of Personal Securities Transactions pursuant to Rule 204-2(a)(12) of the Investment Advisers Act:

During the quarter ending ________________, I have purchased/sold the following securities: Type of Account: Individual __________ Joint __________ Other __________ (explain) Account No.: ____________________________________________

Date:	Security:	Bought/Sold:	# Shares:	Price:	Broker:

______________________________________________________________________________

______________________________________________________________________________

______________________________________________________________________________

______________________________________________________________________________

______________________________________________________________________________

______________________________________________________________________________

______________________________________________________________________________

______________________________________________________________________________

______________________________________________________________________________

(Use additional sheets if necessary)

During the period above, I have not purchased or sold any securities in my personal brokerage account or in any account in which I have a full or partial beneficial interest. Beneficial interest is understood to mean securities transactions in the accounts in which I have full or partial discretion including accounts of my spouse, minor children, or other family members.

During the above period, I have not opened any personal securities brokerage accounts that I have not disclosed to Hahn Capital Management, LLC.

If, I do not currently have a personal securities brokerage account. I agree to promptly notify Hahn Capital Management, LLC if I open such an account so long as I am employed by Hahn Capital Management, LLC.

Report Reviewed by: ___________________ Date: _________________________

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